WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
A STOCK COMPANY

Home Office: Columbus, Ohio / Administrative Office: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499 (Hereafter called the Company, we, our or us) - (610) 439-5253

INSURED:          JOHN DOE
OWNER:            JOHN DOE
POLICY NUMBER:    110 IA SAMPLE
EFFECTIVE DATE:   APRIL 01, 1996

The Company will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Company or to the Registered Representative through whom it was purchased. This is the Free Look Period. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's cash value as of the date the policy is returned or the premiums paid, less withdrawals.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to the Premiums section. The amount and interval of planned premiums, as stated in the application for this policy, are shown on Page 5 and are subject to any limits we set.

ANNUAL REPORT TO OWNER. An annual report in connection with this policy will be provided to you without charge. This report will tell you how much Cash Value and Net Cash Value there is as of the most recent Policy Anniversary, together with the amount of any unpaid loan. The report will also give you any other facts required by state law or regulation.

Signed for us at our home office.


/s/ William H. Geiger         /s/ John R. Kenney
SECRETARY                     PRESIDENT

This policy is a legal contract between the Policyowner and the Company. READ YOUR POLICY CAREFULLY

VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT
VARIABLE LIFE INSURANCE BENEFIT - FLEXIBLE PREMIUM PAYMENTS
PROCEEDS PAYABLE AT INSURED'S DEATH
NO PREMIUMS PAYABLE ON OR AFTER AGE 100
NON-PARTICIPATING


TABLE OF CONTENTS

Section        Provisions                   Contents                                          Pages
               DEFINITIONS                                                                    03-04

               POLICY SPECIFICATION         Policy Identification and                         05
                                            Specification


ONE            LIFE INSURANCE BENEFITS      Life Insurance Benefit; Life                      06-07
                                            Insurance Benefit Options

TWO            OWNER AND BENEFICIARY        Rights of Ownership; Successor Owner              08
                                            Change of Ownership; How to Name or
                                            Change Beneficiaries; Death of Beneficiary

THREE          POLICY CHANGES               Right to Change Your Policy; Increase             09
                                            or Decrease in Face Amount; Change in
                                            Life Insurance Benefit Option; Rider

FOUR           PREMIUMS                     Premium Limitations; Payment of                   10
                                            Premiums; Planned Premium and
                                            Unplanned Premiums; Allocation;
                                            Late Period; Reinstatement

FIVE           SEPARATE ACCOUNT             Establishment of Separate Account;                11-12
               (Separate Account Charges)   Investment; Ownership and Value of
                                            Assets; Transfer of Assets; Other Rights;
                                            Change in Investment Strategy; Purchase
                                            of Funds; Accumulation Units; Fund
                                            Transfer

SIX            CASH VALUE AND PARTIAL       Cash Value; Surrender and Partial                 13
               WITHDRAWALS                  Withdrawal; Monthly Deduction Charge;
                                            Cost of Insurance; Cost of Riders

SEVEN          LOANS                        Loan Account; Loan Value; Loan                    14
                                            Request; Loan Interest Rate; Loan
                                            Repayment

EIGHT          PAYMENT OF POLICY            Alternative ways in which proceeds of             15-16
               PROCEEDS                     the policy may be paid

NINE           GENERAL PROVISIONS           Entire Contract; Application;                     17-19
                                            Incontestability; Suicide Exclusion;
                                            Dates; Age and Sex; Assignment;
                                            Protection Against Creditors; Payment to
                                            Corporation; Basis of Computation;
                                            Conformity with Law; Non-Participating
                                            Policy; Guaranteed Monthly Cost of
                                            Insurance Rates Table

               APPLICATION                  Attached to the Policy
               RIDERS OR                    Attached to the Policy
               ENDORSEMENTS (if any)

NOTE:  THIS POLICY IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND THE COMPANY.

PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS

DEFINITIONS

When we use the following words, this is what we mean:

ACCUMULATION UNIT These are the accounting units used to calculate the values under this policy.

ADMINISTRATIVE OFFICE The regional office of Western Reserve Life Assurance Co. of Ohio, whose mailing address is 4333 Edgewood Road NE, Cedar Rapids, Iowa 52499.

ANNUAL DEFERRED SALES LOAD In years 2-7; 1.5% of the first year premium is deducted from the Cash Value on the Policy Anniversary.

ATTAINED AGE The Issue Age plus the number of completed Policy years since the Effective Date.

BENEFICIARY The person(s) to whom the Life Insurance Benefit proceeds are paid upon the death of the Insured.

CASH VALUE After the Free Look Period, the Cash Value is the value of the policy's Accumulation Units in each Subaccount plus the amount in the Loan Account, less any mortality and expense charges which have accrued since the last Monthly Deduction Date.

COMPANY Western Reserve Life Assurance Co. of Ohio.

EFFECTIVE DATE The date coverage under this policy becomes effective and the date from which Policy Anniversaries, Policy Years and Policy Months are determined. This date is shown on page 5.

FACE AMOUNT The Face Amount is the Face Amount shown on Page 5 plus or minus any changes made as described in the Policy Changes section of the Policy.

FREE LOOK PERIOD The 20 day period following delivery in which the policy can be returned to the Company.

GENERAL ACCOUNT The assets of the Company other than those allocated to the Separate Account or any other separate account established by the Company.

GUIDELINE PREMIUM The premium necessary to provide the benefits selected by the Owner under the policy based on the particular facts relating to the Insured and certain assumptions defined by law.

INSURED The person upon whose life the policy is issued.

ISSUE AGE The age of the Insured on the Effective Date. This age is shown on page 5 of the policy.

LATE PERIOD The period of time that coverage is continued after the Net Cash Value less any unpaid policy loan is less than the Monthly Deduction Charge for the next Policy Month.

LIFE INSURANCE BENEFIT The Life Insurance Benefit proceeds payable under this policy will be based on the Life Insurance Benefit Option and the Face Amount in effect on the date of death. See Section 1.2 for details.

LOAN ACCOUNT A portion of the Company's General Account to which Cash Value is transferred to provide collateral for any loan taken under the policy.

LOAN AMOUNT The Loan Amount on the last Policy Anniversary plus any new loans minus any loan repayments. On each Policy Anniversary, unpaid loan interest is added to the Loan Amount.

LOAN VALUE After the first Policy Year, the loan value on any given date is equal to 90% of the Net Cash Value on that date.

MONTHLY DEDUCTION DAY The same date in each succeeding month as the Effective Date. For purposes of the Separate Account, whenever the Monthly Deduction Day falls on a date other than a Valuation Date, the Monthly Deduction Day will be deemed to be the next Valuation Date.

DEFINITIONS CONTINUED

MONTHLY DEDUCTION CHARGES Includes monthly contract charge (shown on page 5, monthly cost of insurance, monthly cost for riders attached to the policy, a factor representing the mortality and expense risk charge (shown on page 5 and any temporary flat extra rating (shown on page 5).

NET CASH VALUE The amount payable upon surrender of the policy equal to the Cash Value as of the date of surrender, less any outstanding policy loan, and any accrued loan interest due.

NET PREMIUM The portion of the premium available for allocation to the Subaccounts of the Separate Account equal to the premium paid by the Policyowner less the applicable Percent of Premium Loads.

PERCENT OF PREMIUM LOAD The percent (shown on page 5) deducted from each premium paid.

PARTIAL WITHDRAWAL An amount withdrawn from the Net Cash Value which results in a reduction in the Net Cash Value by the amount withdrawn. See Section 6.3 for details.

POLICY ANNIVERSARY The same day and month as your Effective Date for each succeeding year your policy remains inforce.

POLICY MONTH A one-month period beginning on the Monthly Deduction Day.

POLICY YEAR A twelve-month period beginning on the Effective Date or on a Policy Anniversary.

POLICYOWNER (OWNER, YOU, YOUR) The person who owns the policy and who may exercise all rights under the policy while living.

SEPARATE ACCOUNT WRL Series Life Corporate Account, a separate investment account established by Company to receive and invest Net Premiums allocated under the policy.

SUBACCOUNT a sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified portfolio of the fund.

TARGET PREMIUM Amount of premium used to determine Percent of Premium Loads.

TRANSFER A Transfer of amounts between Subaccounts of the Separate Account. See Sections 5.12 - 5.14.

TRANSFER CHARGE The Company reserves the right to apply a charge, not to exceed $25, for each Transfer after the first twelve (12) Transfers in a given Policy Year.

VALUATION DAY Each day on which the New York Stock Exchange is open for business.

VALUATION PERIOD The period from the close of the immediately preceding Valuation Day to the close of the current Valuation Day.

WE, US  Western Reserve Life Assurance Co. of Ohio.

                           POLICY SPECIFICATION PAGE


POLICY NUMBER:               10 01 1000000    INSURED:    JOHN DOE

INITIAL TARGET AMOUNT:    N/A

FACE AMOUNT:              $500,000            AGE/SEX:    35/MALE

LIFE INSURANCE                              EFFECTIVE DATE:      JANUARY 1, 1998
BENEFIT OPTION:           1

PLANNED PREMIUM:          $20,640

TARGET PREMIUM:           $20,640   OWNER:  AMERICAN TRUST AND SAVINGS BANK

POLICY VALUE PROVISIONS:
        LIFE INSURANCE COMPLIANCE TEST:     GUIDELINE PREMIUM
        MORTALITY AND EXPENSE RISK CHARGE:  Annual:
                                                   GUARANTEED            0.90%
                                                   CURRENT               0.45%

PERCENT OF PREMIUM LOADS:
        TARGET PREMIUM IN ALL YEARS:        11.5%
        ADDITIONAL PREMIUMS:                4.5% IN POLICY YEAR 1
                                            7.5% IN POLICY YEARS 2+

MONTHLY POLICY CHARGE:
        YEAR 1:                             $16.50
        YEAR 2+:                            GUARANTEED:                $10.00
                                            CURRENT:                    $4.00

ANNUAL DEFERRED SALES LOAD:
        YEARS 2-7                           1.50% OF FIRST YEAR PREMIUM

THE TAX STATUS OF THIS POLICY MAY CHANGE AND SHOULD BE REVIEWED EACH YEAR.


        TYPE                                                            PLANNED
        OF            EFFECTIVE             RISK         FACE           PREMIUM
        COVERAGE      DATE                  CLASS        AMOUNT         PAYMENTS
                                                                        (ANNUAL)

BASIC POLICY          1/1/98                TOBACCO       $500,000       $20,640

Basic Policy Initial Premium...............................................$0.00

Total Planned Premium Payments...........................................$20,640

                       SECTION ONE - LIFE INSURANCE BENEFITS


1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the Life Insurance Benefit to the Beneficiary promptly, when we have proof that the Insured died while the life insurance coverage under this policy was in effect, subject to the General Provisions Section. A claim for the Life Insurance Benefit must be made in writing to our Administrative Office.

1.2 WHAT IS THE AMOUNT OF LIFE INSURANCE BENEFIT PROCEEDS THAT ARE PAYABLE UNDER THIS POLICY? The amount of Life Insurance Benefit proceeds payable under this policy will be based on the Life Insurance Benefit Option and the Face Amount in effect on the date of death. We will deduct mortality and expense risk charges which have accrued since the last Monthly Deduction Day and any unpaid loan, including interest due, from this amount. Payment of proceeds will be made according to Payment of Policy Proceeds Section.

1.3 WHAT ARE THE LIFE INSURANCE BENEFIT OPTIONS THAT ARE AVAILABLE UNDER THIS POLICY? The Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options:

OPTION 1 - This option provides a Life Insurance Benefit equal to the greater of
(a) or (b), where:
(a)   is the Face Amount; and
(b)   is the limitation percentage times the cash value.

OPTION 2 - Under this option, the Life Insurance Benefit is the greater of (a) or (b), where:

(a)   is the Face Amount plus the cash value; and
(b)   is the limitation percentage times the cash value.

Option 3 - Under this option, the Life Insurance Benefit is the greater of (a) or (b), where:

(a) is the Face Amount plus the sum of premiums paid less the sum of Partial Withdrawals and
(b)   is the limitation percentage times the cash value.

1.4 HOW DOES THIS POLICY COMPLY WITH THE FEDERAL TAX CODE? This policy qualifies as life insurance under Internal Revenue Code Section 7702. You may choose either of two methods to do this. Your choice is shown on page 5 as Life Insurance Compliance Test. If you choose GUIDELINE PREMIUM, the limitation percentages are as follows.


Insured's Age           Insured's Age
on Policy    Limitation   on Policy  Limitation
Anniversary  Percentage  Anniversary Percentage
-----------  ----------  ----------- ----------
    0-40       250          68          117
    41         243          69          116
    42         236          70          115
    43         229          71          113
    44         222          72          111
    45         215          73          109
    46         209          74          107
    47         203          75          105
    48         197          76          105
    49         191          77          105
    50         185          78          105
    51         178          79          105
    52         171          80          105
    53         164          81          105
    54         157          82          105
    55         150          83          105
    56         146          84          105
    57         142          85          105
    58         138          86          105
    59         134          87          105
    60         130          88          105
    61         128          89          105
    62         126          90          105
    63         124          91          104
    64         122          92          103
    65         120          93          102
    66         119          94 - 99     101
    67         118          100 & Over  100

If you chose CASH VALUE ACCUMULATION, your limitation percentages are as follows:

Insured's Age      Limitation
On Policy          Percentage
Anniversary      Male      Female
-----------      ----      ------
    20         631         751
    21         612         727
    22         595         704
    23         577         681
    24         560         659
    25         542         638
    26         526         617
    27         509         597
    28         493         578
    29         477         559
    30         462         541
    31         447         523
    32         432         506
    33         418         489
    34         404         473
    35         391         458
    36         379         443
    37         366         428
    38         355         414
    39         343         401
    40         332         388
    41         322         376
    42         312         364
    43         302         353
    44         293         342
    45         284         332
    46         275         322
    47         267         312
    48         259         303
    49         251         294
    50         244         285
    51         237         276
    52         230         268
    53         224         261
    54         218         253
    55         212         246
    56         206         239
    57         201         232
    58         195         226
    59         190         219
    60         186         213
    61         181         207
    62         177         201
    63         172         196
    64         168         191
    65         164         186
    66         161         181
    67         157         176
    68         154         172
    69         151         167
    70         148         163
    71         145         159
    72         142         155
    73         140         152
    74         137         148
    75         135         145
    76         133         142
    77         131         139
    78         129         136
    79         127         134
    80         125         131
    81         124         129
    82         122         127
    83         121         125
    84         119         123
    85         118         121
    86         117         119
    87         116         118
    88         115         117
    89         114         115
    90         113         114
    91         112         113
    92         111         111
    93         110         110
    94         109         109
    95         107         108
    96         106         106
    97         105         105
    98         103         103
    99         102         102
    100+       100         100

1.5 MAY YOU CHANGE THE LIFE INSURANCE COMPLIANCE TEST? No. The tax code specifies that the election may not be changed.

                     SECTION TWO - OWNER AND BENEFICIARY

2.1 WHO IS THE OWNER OF THIS POLICY? In this policy, the words "you" and "your" refer to the owner of this policy. As the owner, you will have all rights of ownership in this policy while the Insured is living. To exercise these rights, you do not need the consent of any successor owner or Beneficiary.

2.2 MAY A SUCCESSOR TO THE OWNER BE NAMED? A successor owner may be named in the application, or in a notice you sign that gives us the facts that we need. The successor owner will become the new owner when you die, if you die before the Insured. If no successor owner survives you and you die before the Insured, your estate becomes the new owner.

2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? You can change the owner of this policy, from yourself to a new owner, in a notice you sign that gives us the facts we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

When we record a change of owner or successor owner, these changes will take effect as of the date you signed the notice, subject to any payments we made or action we took before recording these changes. We may require that these changes be endorsed in the policy. Changing the owner or naming a new successor owner cancels any prior choice of owner or successor owner, respectively, but does not change the Beneficiary.

2.4 MAY MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? One or more Beneficiaries for any Life Insurance Benefit proceeds may be named in the application, or in a notice you sign that gives us the facts that we need. If more than one Beneficiary is named, they can be classed as first, second, and so on. If two or more are named in a class, their shares in the proceeds are equal unless the shares are stated otherwise.

The stated shares of the proceeds will be paid to any first Beneficiaries who survive the Insured. If no first Beneficiaries survive, payment will be made to any Beneficiary surviving in the second class, and so on.

2.5 MAY YOU CHANGE A BENEFICIARY? While the Insured is living, you may change a Beneficiary in a notice you sign that gives us the facts we need.

When we record a change of Beneficiary, it will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.6 WHAT HAPPENS IF NO BENEFICIARIES ARE LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no Beneficiary for the Life Insurance Benefit proceeds, or for a stated share, survives the Insured, the right to these proceeds or this share will pass to you. If you are the Insured, this right will pass to your estate. Unless stated otherwise in the policy or in your signed notice, which is in effect at the Insured's death, if any Beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured's death, we will pay the proceeds as though that Beneficiary died first.

                           SECTION THREE - POLICY CHANGES

3.1 WHAT CHANGES MAY YOU MAKE TO THIS POLICY? On or after the first Policy Anniversary, you may apply in writing to have the Face Amount increased or decreased (without having the Life Insurance Benefit Option changed), or have the Life Insurance Benefit Option changed. You may also have riders added to your policy if we agree. To make these changes, we must receive your signed request at our Administrative Office.

To increase the Face Amount or to change the Life Insurance Benefit Option, we may also require a written application, signed by you and the Insured, and proof of insurability. Any increase in Face Amount will be subject to limits we set.

You can decrease your Face Amount, provided at least $25,000 of Face Amount remains in effect.

Changes may only be made while the Insured is living, and only if this policy would continue to qualify as life insurance, as defined under Section 7702 of the Internal Revenue Code of 1986, as amended.

3.2 WHAT HAPPENS WHEN YOU APPLY TO INCREASE THE POLICY FACE AMOUNT? An increase will take effect on the Monthly Deduction Day on or after the day we approve your request for the increase.

The cost of insurance for each increase will be based on the attained age, sex, and class of risk of the original policy.

For the amount of each increase, the two year period in the Incontestability and Suicide Exclusion provision will each start on the date when such increase takes effect.

3.3 WHAT HAPPENS WHEN YOU DECREASE THE POLICY FACE AMOUNT? A decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Administrative Office.

Decreases will be applied against base and riders in the reverse order in which they were issued.

3.4 WHAT HAPPENS WHEN YOU CHANGE THE LIFE INSURANCE BENEFIT OPTION? If you change from Option 2 to Option 1, the Face Amount will be increased by the Cash Value. If you change from Option 3 to Option 1, the Face Amount will be increased by the sum of the premiums paid less the sum of Partial Withdrawals. If you change from Option 1 to Option 2, the Face Amount will be decreased by the Cash Value. If you changed from Option 1 to Option 3, the Face Amount will be decreased by the sum of the premiums paid less the sum of Partial Withdrawals. We do not allow changes between Option 2 and Option 3. Any Option change will take effect on the Monthly Deduction Day on or following the date we approve your signed request.

3.5. WHAT HAPPENS WHEN YOU ADD A RIDER TO YOUR POLICY? The rider will take effect on the Monthly Deduction Day on or after the day we approve your request.

                           SECTION FOUR - PREMIUMS

4.1 ARE THERE PREMIUM LIMITATIONS? Premium payments may not be made if you chose the Guideline Premium method of compliance, and if such payments would disqualify the policy as life insurance, as defined under Section 7702 of the Internal Revenue Code of 1986, as amended. If the premium paid during any Policy Year exceeds the maximum permitted under the Internal Revenue Code, we will return any such excess within 60 days after the end of the Policy Year with interest at a rate of not less than 4%.

4.2 HOW DO YOU PAY PREMIUMS? At any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living, premiums can be paid at any frequency or by any method we make available. Premiums are payable at our Administrative Office. The Cash Value is based on the amount and frequency of premiums that have been paid. Please refer to the Cash Value and Partial Withdrawal Section for full details.

4.3 WHAT ARE PLANNED PREMIUMS? The amount of the initial premium, and the amount and frequency of planned premiums, as stated in the application, are shown on page 5. The amount of any planned premium may be increased or decreased subject to the limits we set. Planned premiums end on the policy anniversary on which the Insured is age 100.

You may elect not to make a planned premium payment at any time. You may also make other premium payments that are not scheduled.

4.4 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED TO THE SUBACCOUNTS? When we receive a premium payment, we will deduct the Percent of Premium Loads shown on page 5 to determine the Net Premium, which is the amount that will be applied to the Separate Account.

The Net Premium will be applied to the Separate Account Subaccounts in accordance with your allocation election in effect at that time, and before any other deductions that may be due are made. Any premiums received prior to the end of the Free Look Period will be held in our General Account and earn interest at a rate declared by us. This rate will be at least 4.0% per annum. The entire balance will be applied as above at the end of the Free Look Period.


4.5 MAY YOUR ALLOCATION ELECTION BE CHANGED? You may change your allocation election, stated in the application, by a written request. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number that is at least 1%. The change will become effective on the date we receive the request at our Administrative Office. We reserve the right to limit the number of changes of the allocation of Net Premiums to one per year.

4.6 WHAT HAPPENS IF YOU STOP MAKING PREMIUM PAYMENTS? This policy and its riders will continue in effect as long as the Net Cash Value is sufficient to pay Monthly Deduction Charges.

4.7 WHAT IS THE LATE PERIOD? If, on a Monthly Deduction Day, the Net Cash Value is less than the Monthly Deduction Charges for the next Policy Month, the policy will continue for a late period of 62 days after the date we mail the notice described below. If we do not receive a premium payment before the end of the Late Period, the policy will end and there will be no more benefits under the policy. To inform you of this event, we will mail a notice to you at your last known address. We will also mail a copy of the notice to the last known address of any assignee on our records.

4.8 WHAT IF THE INSURED DIES DURING THE LATE PERIOD? It may happen that the Insured dies during a Late Period. In that case, we will pay the Life Insurance Benefit. However, the proceeds will be reduced by the amount of any unpaid loan and Monthly Deduction Charges for the full Policy Month or months that run from the beginning of the Late Period, through the Policy Month in which the Insured died.

4.9 MAY YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after the policy has ended, you may apply in writing to reinstate the policy (and any other benefits provided by riders), if you did not surrender it for its full Net Cash Value. When you apply, you must provide proof of insurability that is acceptable to us, unless the required payment is made within 31 days after the end of the Late Period.

4.10 WHAT PAYMENT IS REQUIRED TO REINSTATE THE POLICY? The required payment will be an amount sufficient to keep this policy in force for at least 2 months. This payment will be in lieu of the payment of all premiums in arrears. Any unpaid loan must either be reinstated, or it must be repaid. Loan interest will be applied at the rate of 6% compounded once each year from the end of the Late Period to the date of reinstatement.

If a policy loan interest rate of less than 6% is in effect when the policy is reinstated, the interest rate for any unpaid loan at the time of reinstatement will be the same as the policy loan rate. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve the request for reinstatement signed by you.

                       SECTION FIVE - SEPARATE ACCOUNT

5.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintained the Separate Account under the laws of the State of Ohio. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses, including income, gain or losses from our other separate accounts. We put assets in the Separate Account for this policy, and we may also do the same for any other corporate variable life insurance policies we may issue.

5.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Subaccounts. We reserve the right to add or remove any Subaccount of the Separate Account. We will notify you prior to any such change in the Subaccounts.

5.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account assets will not be charged with liabilities arising out of any other business we may conduct. We reserve the right to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

5.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? On each Valuation Day, the assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we established in good faith.

5.5 MAY WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account," as used in this policy, shall then mean the separate account to which the assets were transferred. We also reserve the right to add, delete or substitute investments held by any Subacccount.

5.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law, to:

(a)   de-register the Separate Account under the Investment Company Act of 1940;

(b) manage the Separate Account under the direction of a committee or discharge such committee at any time;

(c) restrict or eliminate any voting rights of Policyowners or other persons who have voting rights as to the Separate Account; and

(d)   combine the Separate Account with one or more other separate accounts.

5.7 MAY A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account may be changed. It will only be changed if approved by the appropriate insurance official of the State of Ohio or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.8 WHAT IS THE INTEREST OF THIS POLICY IN THE SEPARATE ACCOUNT? The interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units.

5.9 WHAT ARE ACCUMULATION UNITS? Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in a Subaccount will be determined by dividing the part of any premium payment or the part of any Transfer applied to that Subaccount, by the value of an Accumulation Unit for that Subaccount on the transaction date. Premium payments allocated, Transferred or otherwise added to the Subaccounts will be applied to provide Accumulation Units in those Subaccounts. Accumulation Units are redeemed when amounts are loaned, Transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

5.10 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED? Accumulation Units are bought and sold each time there is a policy transaction. The number of Accumulation Units in a Subaccount on any day is determined as follows:

Step 1: From the units as of the prior Monthly Deduction Day, subtract the units sold to pay any Partial Withdrawals per section 6.3.

Step 2: Add units bought with any premiums received since the prior Monthly Deduction Day per section 4.4.

Step 3: Subtract any units sold to transfer amounts into the Loan Account per section 7.2.

Step 4: Add any units bought with loan repayments per section 7.6.

Step 5: Subtract any units sold to Transfer amounts into other Subaccounts per section 5.12.

Step 6: Add any units bought from amounts Transferred from other Subaccounts per section 5.12.

The number of units on a Monthly Deduction Day is the result of steps 1 to 6, minus the number of units sold to pay the Monthly Deduction Charge per section 6.4. If the Monthly Deduction Day is a Policy Anniversary, the number of units will be increased or decreased by units bought or sold for any amounts transferred to or from the Loan Account per section 7.6.

5.11 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an Accumulation Unit on any Valuation Day is determined by multiplying the value of that unit on the immediately preceding Valuation Day by the net investment factor for the Valuation Period. The net investment factor for this policy, used to calculate the value of an Accumulation Unit in any Subaccount of the Separate Account for the Valuation Period is determined by dividing (a) by
(b), where:

(a) is the sum of:
    (1) the net asset value of the fund shares held in the Separate Account for that Subaccount determined at the end of the current Valuation Period, plus

    (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Subaccount if the ex-dividend date occurs during the Valuation Period.

(b) is the net asset value of the fund shares held in the Separate Account for that Subaccount determined as of the end of the immediately preceding Valuation Period.

The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

5.12 MAY YOU TRANSFER AMOUNTS BETWEEN SUBACCOUNTS? Transfers may be made between Subaccounts of the Separate Account.

We reserve the right to apply a charge, not to exceed $25, for each Transfer after the first twelve in a given Policy Year. This charge is applied to the appropriate Subaccounts on the basis of the amount of the total Transfer that is allocated from each Subaccount

5.13 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers will take effect as of the next Valuation Day after we receive your signed written request at our Administrative Office.

5.14 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER? The minimum amount that can be Transferred is the lesser of $500 or the value of all remaining Accumulation Units in the Subaccount, unless we agree otherwise. The Subaccount from which the Transfer is being made must maintain a minimum balance of $500 after the Transfer is completed. If, after a Transfer, the value of the remaining Accumulation Units in a Subaccount would be less than $500, we have the right to include that amount as part of the Transfer.

               SECTION SIX - CASH VALUE AND PARTIAL WITHDRAWALS

6.1 WHAT IS THE CASH VALUE OF THIS POLICY? The Cash Value on any date during the Free Look Period is the amount in the General Account. The Cash Value on any date after the Free Look Period is the value of your policy's Accumulation Units in the Separate Account plus the amount in the Loan Account less any mortality and expense risk charges which have accrued since the last Monthly Deduction Day.

6.2 MAY YOU SURRENDER THIS POLICY? You may apply to receive the full Net Cash Value, while the Insured is alive and this policy is in effect. The Net Cash Value will be calculated as of the date on which we receive your signed request at our Administrative Office. All insurance will end on the date we receive your request for a full Net Cash Value benefit.

The Net Cash Value at any time equals the Cash Value less any unpaid loan and accrued loan interest due.

6.3 MAY YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY? After the first Policy Year, you may apply for a Partial Withdrawal of at least $500 and up to an amount equal to the full Net Cash Value, provided at least $500 of Net Cash Value would remain with us after we pay this benefit. The amount withdrawn plus a processing charge equal to the lesser of $25 or 2% of the amount requested are made on a pro-rata basis from each of the Subaccounts, unless we have received a prior signed written notice from you at our Administrative Office telling us otherwise.

To withdraw funds from the policy, we must receive your signed request at our Administrative Office.

The Cash Value and the Net Cash Value will be reduced, as of the date of payment, by the amount of Partial Withdrawal that you make.

If Life Insurance Benefit Option 1 is in effect, the Face Amount will also be reduced by the amount of Partial Withdrawal. If Life Insurance Benefit Option 2 is in effect, the Face Amount will not be changed by the amount of Partial Withdrawal. If Life Insurance Benefit Option 3 is in effect, and the sum of all Partial Withdrawals is greater than the sum of the premiums, the Face Amount is reduced by the sum of the Partial Withdrawals minus the sum of the premiums, otherwise the Face Amount is not reduced. In no event will the Face Amount be reduced below $25,000.

6.4 WHAT DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? On each Policy Anniversary during Policy Years 2-7, a Deferred Sales Charge not to exceed the amount shown on page 5 is deducted.

On each Monthly Deduction Day the following deductions are made from the policy's Cash Value:

(a)   a monthly contract charge not to exceed the amount shown on page 5;

(b) the monthly cost of insurance for the amount of the Life Insurance Benefit in effect at that time;

(c)   the monthly cost for any riders attached to this policy;

(d) a monthly factor representing the annual mortality and expense risk charge. The total monthly charges, in any year, will not exceed the amount shown on page 5.

A deduction may also be made for any temporary flat extras that may apply. The amount and duration of these flat extras, if any, are shown on page 5.

The Monthly Deduction Day for this policy is shown on page 5. All deductions are made on a pro-rata basis from each of the Subaccounts.

6.5 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The cost of insurance is calculated on each Monthly Deduction Day. The monthly cost of insurance is equal to (1) multiplied by the result of (2) minus (3), where:

(1)   is the monthly cost of insurance rate per $1,000 of insurance;

(2) is the number of thousands of Life Insurance Benefit (as defined in the application Option 1, Option 2 or Option 3 in the Life Insurance Benefit section) divided by 1.0032737; and

(3) is the number of thousands of Cash Value as of the Monthly Deduction Day (before this cost of insurance, and after the mortality and expense risk charge, any applicable administrative fee and the cost of any other riders are subtracted).



6.6 HOW ARE COST OF INSURANCE RATES AND CASH VALUES ALLOCATED TO FACE AMOUNT INCREASES? The same rate is used to obtain the cost of insurance for the initial Face Amount, and for each increase in the Face Amount.

6.7 WHAT ARE THE COST OF INSURANCE RATES? The monthly rates that apply to the cost of insurance for the initial Face Amount at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. The actual rate applicable will be set by us, in advance, at least once a year. Any change in the cost of insurance rate will be on a uniform basis for all Insureds of the same classification, such as, attained age, sex and risk classification.

6.8 WHAT IS THE COST OF RIDERS? For any rider made a part of this policy, its monthly cost is as described in the rider or on page 5.

                               SECTION SEVEN - LOANS

7.1 WHAT IS THE LOAN VALUE OF THIS POLICY? After the first policy year, using this policy as sole security, you can borrow a minimum of $500 and up to the Loan Value of this policy. The Loan Value on any given date is equal to 90% of Net Cash Value on that date. We permit a policy loan prior to the first Policy Anniversary for policies issued pursuant to a transfer of Cash Values from another life insurance policy under Section 1035(a) of the Code.

7.2 WHAT HAPPENS WHEN YOU REQUEST A LOAN? When a loan is requested, an amount is Transferred from the Subaccounts to the Loan Account equal to:

(a)   the requested loan amount; plus

(b)   any outstanding policy loan; plus

(c)   the loan interest to the end of the Policy Year on (a) and (b); minus

(d)   the amount in the Loan Account

This Transfer will be made on a pro-rata basis from the various Subaccounts unless you request otherwise.

7.3 WHAT IS THE LOAN ACCOUNT? The Loan Account secures policy debt and is a part of our General Account. The amount in the Loan Account on any date will not be less than:

(a) the amount in the Loan Account on the prior Policy Anniversary, increased with interest; plus

(b) any loan taken since the prior Policy Anniversary, increased with interest; less

(c) any loan amount repaid since the prior Policy Anniversary, increased with interest.

Amounts in the Loan Account are credited at the end of each Policy Year, with interest at a rate of 4% per year.

7.4 WHAT IS THE LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate for any period, the effective annual loan interest rate is 6%. Loan interest is due in arrears on each Policy Anniversary and on the date the loan is repaid. Loan interest not paid when due becomes part of the loan and will bear interest at the same rate.

On the date of death, the date the policy ends, the date of a loan repayment, or any other date we specify, we will make any adjustment in the loan that is required to reflect any interest accrued since the last Policy Anniversary.

7.5 IF THE LOAN INTEREST RATE IS REDUCED, CAN IT SUBSEQUENTLY INCREASE? If we have set a rate lower than 6% per year, any subsequent increase in the interest rate shall be subject to the following conditions:

(1) The effective date of any increase in the interest rate for policy loans shall not be earlier than one year after the effective date of the establishment of the previous rate.

(2) The amount by which the interest rate may be increased shall not exceed 1% per year, but the rate of interest shall in no event exceed 6% per year.

(3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

(4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

(5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

7.6 HOW ARE LOAN REPAYMENTS CREDITED? All or part of an unpaid loan can be repaid before the Insured's death or before the policy is surrendered. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account will be Transferred from the Loan Account to the Subaccounts using the allocation election in effect at the time of repayment.

On each Policy Anniversary, if the amount in the Loan Account exceeds the amount of any outstanding policy loans plus loan interest for one year, the excess will be Transferred from the Loan Account to the Subaccounts using the allocation election in effect at the time of repayment, otherwise an amount will be Transferred from the Subaccounts to the Loan Account as calculated in section 7.2.

7.7 WHAT HAPPENS IF A LOAN IS NOT REPAID? In a given Policy Year, it may happen that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in that rate during that year), an unpaid loan will exceed the Cash Value. In that case, we will mail a notice to you at your last known address, and a copy of the last known address of any assignee on our records. All insurance will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan over the Cash Value is not paid within that 31 days.

                  SECTION EIGHT - PAYMENT OF POLICY PROCEEDS

8.1 HOW WILL POLICY PROCEEDS BE PAID? We will pay the policy proceeds in one sum or, if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Any life insurance proceeds paid in one sum will bear interest compounded each year from the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.

8.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While the Insured is living, you can elect or change an option. You can also name or change one or more Beneficiaries who will be the payee or payees under that option.

After the Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any unpaid amount we have at the death of the payee. Naming these payees cancels any prior choice of successor payee.

A payee who did not elect the option does not have the right to advance or assign payment, take payments in one sum, or make any other change. However, the payee may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

8.3 HOW MAY AN OPTION BE CHANGED? If we agree, a payee who elects a fixed period option may later elect to have any unpaid amount we still have, or the present value of any elected payments, placed under some other option described in this section.

8.4 WHO MAY BE NAMED PAYEES? Only individuals who are to receive payments in their own behalf may be named as payees or successors payees, unless we agree to some other payee. We may require proof of the age or the survival of a payee.

8.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments that remain to be made. If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of any remaining payments is based on the interest rate used to compute them, and is always less than their sum.

8.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

8.7 HOW ARE SETTLEMENT OPTION RATES DETERMINED? All Settlement option rates are based on the 1983 Individual Annuity Mortality Table, if applicable, and a guaranteed annual interest rate of 4%. The payee will receive the greater of:

   1. The income rate guaranteed in the policy; or
   2. The income rates in effect for us at the time income payments are made.

8.8 WHAT IS THE FIXED PERIOD OPTION? The proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table per $1,000 of proceeds:

      Fixed Period
      (in Months)         Factor
          60              18.32
         120              10.05
         180               7.33
         240               6.00
         300               5.22
         360               4.71


8.9 WHAT IS THE LIFE INCOME OPTION? The proceeds will be paid in equal installments determined from the following table per $1,000 of proceeds:

1.    during the payees's lifetime only (Life Annuity); or
2. during a fixed period certain and for the payee's remaining lifetime (Certain Period); or
3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).

                            MALE                                   FEMALE
                           ------                                  ------
                       Certain Period                          Certain Period
                       --------------                          --------------
  Payee's      Life                    Installment    Life                     Installment
   Age       Annuity   5 yrs    10 yrs    Refund     Annuity   5 yrs    10 yrs    Refund
             --------  ------   ------    ------     -------   ------   ------    ------
    65        6.68      6.60     6.35      6.09       5.92      5.89     5.77      5.59
    66        6.68      6.78     6.50      6.23       6.08      6.03     5.90      5.71
    67        7.09      6.98     6.65      6.38       6.24      6.19     6.04      5.83
    68        7.31      7.18     6.81      6.53       6.42      6.36     6.19      5.97
    69        7.56      7.40     6.97      6.69       6.61      6.54     6.34      6.11
    70        7.82      7.64     7.14      6.86       6.81      6.74     6.50      6.26
    71        8.09      7.88     7.31      7.04       7.04      6.95     6.67      6.42
    72        8.39      8.14     7.48      7.23       7.28      7.17     6.84      6.59
    73        8.71      8.41     7.65      7.43       7.54      7.41     7.02      6.77
    74        9.05      8.70     7.83      7.64       7.83      7.67     7.21      6.97
    75        9.41      9.00     8.00      7.86       8.14      7.95     7.40      7.17
    76        9.81      9.32     8.17      8.10       8.47      8.24     7.60      7.39
    77       10.23      9.65     8.34      8.34       8.83      8.56     7.80      7.62
    78       10.68      9.99     8.60      8.60       9.23      8.89     7.99      7.86
    79       11.16     10.35     8.87      8.87       9.65      9.24     8.19      8.13
    80       11.68     10.72     9.16      9.16      10.12      9.61     8.38      8.40
    81       12.23     11.09     9.45      9.45      10.62     10.01     8.57      8.69
    82       12.81     11.47     9.76      9.76      11.16     10.41     8.74      9.01
    83       13.44     11.86    10.09     10.09      11.76     10.84     8.91      9.34
    84       14.09     12.25    10.44     10.44      12.39     11.28     9.06      9.68

8.10 WHAT IS THE JOINT AND SURVIVOR LIFE INCOME OPTION? The proceeds will be paid in equal installments during the joint lifetime of two payees per $1,000 of proceeds:


      1.  continuing upon the death of the                   2.  reduced by one-third upon the
          first payee for the remaining lifetime                 death of the first payee and
          of the survivor; or                                    continuing for the remaining life
                                                                 time of the survivor.

            Joint Life Income with                                    Joint Life Income with
            Full Amount to Survivor                                   Two-third's to Survivor

             Age Nearest Birthday                                     Age Nearest Birthday
                    Male                                                      Male


  Female      55      60       65      70       75     Female     55      60      65       70      75
55          4.45    4.55     4.64    4.71     4.76    55        4.83    5.03    5.24     5.48    5.73
60          4.62    4.79     4.94    5.06     5.14    60        5.05    5.28    5.54     5.83    6.13
65          4.79    5.03     5.27    5.47     5.63    65        5.29    5.58    5.90     6.26    6.63
70          4.94    5.27     5.61    5.94     6.22    70        5.57    5.91    6.32     6.77    7.25
75          5.06    5.46     5.93    6.43     6.90    75        5.89    6.30    6.80     7.38    8.02

                      SECTION NINE - GENERAL PROVISIONS

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application and any supplemental applications. Also, any application used to apply for increases in the policy Face Amount or to add riders will be attached to and made a part of this policy. Only our President, Secretary, or one of our Vice Presidents or one of our officers is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

Any extra benefit rider attached to the policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the rider.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them.

No statement made in connection with the application will be used by us to void this policy or to deny a claim unless that statement is a material misrepresentation and is part of the application.

9.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the life insurance proceeds based on the initial Face Amount, after this policy has been in force during the lifetime of the Insured for two years from the Effective Date.

If the Face Amount of this policy is increased or if a rider is added as described in the Policy Changes section, the two year contestable period for such coverage shall begin on the effective date of such coverage. We may contest the payment of that amount only on the basis of those statements made in the application in connection with such increase in Face Amount or rider.

However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the two year contestable period will be measured from the date this corresponding portion of term insurance become effective.

Please refer to the provision or provisions that may be in any rider or riders attached to this policy regarding the contestability of the rider or riders.

9.4 DOES THIS POLICY COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane within two years of the Effective Date, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any loan and less any Partial Withdrawals paid.

If the Face Amount is increased or if a rider is added as described in the Policy Changes section, then the two year suicide exclusion period for such increase will begin on the date on which this increase or addition takes effect.

If the suicide exclusion applies to an increase in the Face Amount or rider, the only amount payable with respect to that coverage will be the total cost of insurance we deducted for that coverage.

However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the two year suicide exclusion period will be measured from the date that the corresponding portion of term insurance became effective.

9.5 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? Policy Years, Months, and Anniversaries are measured from the Effective Date.

9.6 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? In this policy, when we refer to a person's age on any date, we mean his or her age on the last birthday. However, the cost of insurance will be based on the Insured's age on the prior Policy Anniversary.

9.7 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of the Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the Life Insurance Benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.


9.8 CAN PAYMENT OF A LOAN OR SURRENDER PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account.

9.9 MAY YOU ASSIGN OR TRANSFER THE POLICY? While the Insured is living, you may assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership that have not been assigned.

9.10 MAY THE ASSIGNEE CHANGE THE OWNER OR BENEFICIARY? An assignee may not change the owner or the Beneficiary, and may not elect or change an optional method of payment. Any amount payable to the assignee will be paid in one sum.

9.11 HOW DO YOU ASSIGN THE POLICY? We must have a copy of any assignment. We will not be responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

9.12 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS? Except as stated in the assignment provision, payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.13 TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us by check or money order must be payable to Western Reserve Life Assurance Co. of Ohio. Upon request, we will provide a countersigned receipt, signed by our President or Secretary, for any payment paid to us.

9.14 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.

9.15 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? Each Policy Year after the first, while this policy is in force and the Insured is living, we will send a written report to you within 30 days after the Policy Anniversary. It will show, as of that anniversary, the Cash Value, and the amount of unpaid loan. This report will also give you any other facts required by state law or regulation.

9.16 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All Cash Values and maximum cost of insurance rates referred to in this policy are based on the 1980 CSO Tables of Mortality if the Insured is in a standard class of risk. Separate scales of maximum cost of insurance rates apply to other risk classes. Semi continuous functions are used, with 4% interest. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and Cash Values.

                  GUARANTEED MONTHLY COST OF INSURANCE RATES

ATTAINED                                ATTAINED
AGE           MALE         FEMALE       AGE           MALE         FEMALE

20                 $0.1583      $0.0883 60                 $1.4000      $0.8167
21                  0.1583       0.0900 61                  1.5300       0.8783
22                  0.1567       0.0917 62                  1.6767       0.9575
23                  0.1533       0.0933 63                  1.8408       1.0525
24                  0.1500       0.0958 64                  2.0225       1.1600

25                  0.1458       0.0975 65                  2.2183       1.2742
26                  0.1433       0.1000 66                  2.4275       1.3925
27                  0.1425       0.1033 67                  2.6492       1.5108
28                  0.1417       0.1067 68                  2.8875       1.6325
29                  0.1433       0.1100 69                  3.1508       1.7692

30                  0.1458       0.1142 70                  3.4475       1.9300
31                  0.1500       0.1183 71                  3.7858       2.1275
32                  0.1558       0.1225 72                  4.1733       2.3725
33                  0.1625       0.1283 73                  4.6117       2.6658
34                  0.1708       0.1342 74                  5.0917       3.0042

35                  0.1808       0.1417 75                  5.6042       3.3800
36                  0.1933       0.1517 76                  6.1417       3.7875
37                  0.2075       0.1633 77                  6.6975       4.2233
38                  0.2233       0.1775 78                  7.2767       4.6933
39                  0.2417       0.1933 79                  7.8967       5.2142

40                  0.2625       0.2108 80                  8.5783       5.8058
41                  0.2850       0.2292 81                  9.3408       6.4858
42                  0.3092       0.2483 82                 10.2008       7.2708
43                  0.3358       0.2667 83                 11.1533       8.1583
44                  0.3642       0.2867 84                 12.1767       9.1350

45                  0.3942       0.3067 85                 13.2483      10.1908
46                  0.4267       0.3267 86                 14.3508      11.3183
47                  0.4608       0.3492 87                 15.4775      12.5150
48                  0.4975       0.3733 88                 16.6275      13.7817
49                  0.5383       0.3992 89                 17.8075      15.1283

50                  0.5833       0.4275 90                 19.0358      16.5708
51                  0.6358       0.4583 91                 20.3425      18.1400
52                  0.6942       0.4933 92                 21.7858      19.8908
53                  0.7608       0.5317 93                 23.5108      21.9508
54                  0.8342       0.5708 94                 25.8308      24.6025

55                  0.9133       0.6108 95                 29.3217      28.4183
56                  0.9975       0.6500 96                 35.0825      34.4900
57                  1.0867       0.6875 97                 45.0833      44.7700
58                  1.1817       0.7250 98                 62.0958      61.9967
59                  1.2850       0.7667 99                 83.3333      83.3333

WHEN INSURANCE IS SOLD ON A SUBSTANDARD BASIS, THE GUARANTEED COST OF INSURANCE RATES SHOWN ABOVE ARE INCREASED 25% FOR EACH ADDITIONAL RATING CLASS ABOVE STANDARD.

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                         Home Office: Columbus, Ohio
   Administrative Office: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

                               A Stock Company
                      (Hereafter called: we, our or us)

                             TERM INSURANCE RIDER

This extra benefit rider, attached to and made part of the policy, provides term insurance as described below.

We agree to pay to the Beneficiary the Term Face Amount when we receive due proof at our Administrative Office of the following:

1.    That the insured's death occurred while this rider was in force.
2.    That the insured's death occurred before the expiry date of this rider.



WHO IS THE INSURED? The insured is the person shown as the insured on Page 5 of the policy.

WHAT IS THE EXPIRY DATE? The expiry date means the rider anniversary that occurs in the year the insured attains age 100.

WHAT IS THE TERM FACE AMOUNT? The Term Face Amount for this rider is the rider face amount shown on page 5.

WHAT IS THE TARGET AMOUNT? The initial Target Amount is the amount shown on page 5 of the policy. Under Life Insurance Benefit Option 1, the Target Amount is equal to the initial Target amount. Under Life Insurance Benefit Option 2, the Target Amount is equal to the initial Target Amount plus the Cash Value. Under Life Insurance Benefit Option 3, the Target Amount is equal to the initial Target amount plus the sum of the premiums paid less the sum of the Partial Withdrawals. The initial Target Amount may be modified in accordance with the following:
A. We will increase the Target Amount if you so request in writing and provide us with evidence of insurability.
B.    We will decrease the Target Amount if you so request in writing.
C. If the Face Amount of the policy or any of the riders is reduced by request, or because of a Partial Withdrawal, the Target Amount will be reduced by the amount of the request or Partial Withdrawal.

WRLTM
WHAT IS THE TERM INSURANCE AMOUNT? The Term Insurance Amount is the total Life Insurance Benefit for all term riders. It equals the Target Amount less the Life Insurance Benefit provided by the policy. If the Term Insurance Amount is less than the sum of all riders, then the rider Face Amounts will be temporarily reduced in the reverse order in which they were issued. The Term Face Amount for any rider cannot be less than zero, nor more than the initial Face Amount for that rider.

Such rates will be based on our expectation of future experience for such factors as investment earnings, mortality, persistency, taxes and expenses. We will not recover prior losses nor distribute prior gains through adjustments of such Premium Rates. The declared Premium Rates will not exceed the Guaranteed Premiums Rates as shown in the Table of One Year Term Premium Rates.

HOW DOES THIS RIDER TERMINATE? This rider will terminate if the policy to which it is attached:
1.    Terminates without value.
2.    Lapses for failure to pay a premium.
3.    Terminates due to death of the Insured.

This rider will also terminate on the expiry date of this rider or you may terminate this rider by written request.

WHAT IS THE POLICY? In this rider "policy" means the policy in which you have requested that this rider be included. "Page 5" means page 5 of the policy.

This rider is issued in consideration of the application. This rider is a part of the policy. All provisions of the policy which are not inconsistent with the provisions of this rider apply to this rider.

WHAT IS THE RIDER DATE? Rider months, years and anniversaries are measured from the rider date. The rider date is the Effective Date unless a different rider date is shown in an endorsement attached to the policy. When used in the rider, "effective date" means the rider date.

WILL WE BE ABLE TO CONTEST THIS RIDER? We cannot contest this rider after it has been in force during the lifetime of the insured for two years from rider date or the effective date of reinstatement of the policy. Only statements material to such reinstatement shall be contestable for two years from the date of reinstatement.

WHAT IS THE MONTHLY INSURANCE CHARGE FOR THIS RIDER? While this rider is in force, a monthly cost of insurance charge for this coverage will be included in the Monthly Deduction to the Cash Value. The monthly guaranteed cost of insurance rates are shown in the policy. The Monthly Deduction for this rider equals the cost of insurance rate times the Term Insurance Amount divided by
1.0032737. The rates will vary by the Issue Age, duration, sex and premium class of the Insured. We may use cost of insurance rates lower than the guaranteed rates but will never charge rates in excess of the guaranteed rates. Any change to the cost of insurance rates will be applied uniformly to all members of the same premium class. The monthly guaranteed cost of insurance rate is based on the Insured's:

     -Attained age,
     -Sex, and
     -Premium class shown on page 5 of the policy


Signed for us at our home office.




/s/ William H. Geiger                     /s/ John R. Kenney
SECRETARY                                 PRESIDENT